Deal Name: LBMLT 2006-2	SUBPRIME
We would like to see the following data on the aggregate collateral and on all of the groups in the deal.

	aggregate pool	group: __1	group:__2	group :__3
gross WAC (%)	8.54	8.67	8.43
wtd avg FICO	631.82	616.13	645.10
FICO < 500 (%)	0.05%	0.09%	0.02%
FICO < 550 (%)	9.14%	14.41%	4.67%
FICO < 600 (%)	25.67%	36.85%	16.20%
FICO 600-650 (%)	39.11%	37.77%	40.24%

Calculations including 1st liens only:
% Uninsured w/ LTV > 80%	22.73%	31.03%	15.47%
LTV = 80 (%)	58.58%	41.77%	73.28%

Calculations excluding silent/simultaneous 2nds (*):
wtd avg CLTV (%)	80.86	79.85	81.72
CLTV > 80 (%)	25.59%	32.36%	19.86%
CLTV 95 -100 (%)	5.47%	4.15%	6.58%

silent/simultaneous 2nd liens (%)	-	-	-

Calculations including silent/simultaneous 2nds (**):
wtd Avg CLTV	90.76	85.88	94.88
CLTV 90 - 95 (%)	4.95%	5.58%	4.42%
CLTV 95 - 100 (%)	54.16%	34.71%	70.62%

Full Doc (%)	43.59%	57.28%	32.02%
Stated Doc (%)	52.52%	39.50%	63.53%
No Doc /No Ratio / NINA (%)	3.89%	3.22%	4.46%
purch (%)	61.94%	39.94%	80.56%
CO refi (%)	34.22%	53.98%	17.50%
Own Occ (%)	89.06%	80.20%	96.57%
Investor (%)	10.94%	19.80%	3.43%
Prepay Penalty (%)	100.00%	100.00%	100.00%
wtd avg DTI (%)	41.67	40.75	42.45
DTI < 40%	31.35%	37.04%	26.55%
DTI 40 - 45%	18.29%	17.15%	19.25%
DTI 45 - 50%	32.42%	25.99%	37.86%
DTI 50 - 55%	14.97%	16.02%	14.09%
DTI > 55%	2.97%	3.81%	2.26%
ARM ? (% of total)	88.11%	84.43%	91.22%
2/28 (% of total)	73.03%	67.06%	78.08%
3/27 (% of total)	9.49%	10.50%	8.64%
5/25 (% of total)	5.55%	6.80%	4.49%
1st Lien (%)	96.30%	98.07%	94.81%
Avg Loan Balance	203,813.21	150,701.07	290,381.08
# of Loans	14,738	9,134	5,604
Loan Bal < $100k (%)	9.31%	15.54%	4.05%
Mtg Rates > 12% (%)	0.49%	0.60%	0.39%
Manuf Housing (%)	-	-	-
largest state (%)	39.80%	22.83%	54.15%
IO loans (%)	8.45%	5.38%	11.04%
10yr IO (%)	0.00%	0.00%	0.00%
5yr IO (%)	1.06%	1.01%	1.10%
2 yr IO (%)	0.07	0.04	0.09
IO: FICO	667.24	659.97	670.24
IO LTV (%)	79.32	77.83	79.93
IO DTI (%)	42.09	42.15	42.06
IO full doc (%)	54.64%	69.01%	48.71%
IO: purch (%)	67.69%	33.28%	81.89%

Loan Type	Teaser	IO Term	Loan Term	Gross	Avg. Balance	Initial Rate	% of pool
	Period (mths)	(mths)		Margin	($)	(Annual %)
Please make appropriate additions to include relevant ARM and/or IO loan types in the deal, and complete the fields listed below
6 Month LIBOR	6	0	360	4.99	$177,638	8.1792	0.0%
2/28 LIBOR	24	0	360	5.22	$173,952	9.0404	29.3%
2/38 LIBOR	24	0	480	5.03	$300,646	8.1798	37.0%
2/28 LIBOR I/O	24	24	360	5.00	$330,391	7.7435	6.7%
3/27 LIBOR	36	0	360	5.22	$173,476	8.7356	2.9%
3/37 LIBOR	36	0	480	5.02	$252,951	8.2331	5.9%
3/27 LIBOR I/O	36	36	360	4.99	$300,293	7.2048	0.7%
5/25 LIBOR	60	0	360	5.16	$192,327	8.7866	4.5%
5/25 LIBOR I/O	60	60	360	4.99	$291,445	7.5211	1.1%

Any information regarding disposable income would also be appreciated. Thanks very much.